EXHIBIT 4.2
                                CERTIFICATION OF
                         BOARD OF DIRECTOR'S RESOLUTION
                       TO ISSUE AUTHORIZED PREFERRED STOCK

This is to certify that the Board of Directors of U.S.A. Sunrise Beverages, Inc., has duly passed and approved the following Resolution effective May 31, 1997.

RESOLVED: that the Board of Directors of U.S.A. Sunrise Beverages, Inc., by the powers given under the By-Laws of the Company, issues as fully paid and non-assessable 400,000 Class A Voting Preferred Stock to Isabel and Liz Barrientos (WROS).

1. All 400,000 shares of Class A Voting Preferred Stock issued hereunder and outstanding shall be deemed Class A Voting Preferred Stock and shall have ten (10) votes on all matters which require or are submitted to the shareholders of the Company for their approval and for all votes of the Company.

2. The Class A Voting Preferred Stock shall be entitled to a cumulative annual dividend equal to 5% of its stated value ($3.00). The dividend shall be paid annually at the end of the Company's fiscal year. There shall be no restriction on the payment of dividends on the Common Stock in any year in which the dividend on the Class A Voting Preferred Stock shall not have been paid. In addition the holders of the Class A Voting Preferred Stock may elect to take the dividend in the form of either cash or Common Stock based upon a price per share equal to (i) 50% of the last transaction price which occurred in the month prior to the dividend declaration or (ii) $1.50 per share.

3. Upon the liquidation of the Company, the Class A Voting Preferred Stock shall be redeemed for stated value plus accrued and unpaid dividends.

4. Each share of Class A Voting Preferred Stock has the right to cast 10 votes for each share beneficially held, in all matters coming before a shareholder's meeting.

IN WITNESS HEREOF, I have affixed my name as secretary of the Corporation and have attached the seal of the corporation to this Resolution.

/s/ Gene Fairchild
Gene Fairchild, Secretary